EXHIBIT 10.6
AMENDMENT NO. 1
TO
LINCOLN ELECTRIC HOLDINGS, INC.
1998 STOCK PLAN
(AS AMENDED, RESTATED AND RENAMED EFFECTIVE MAY 1, 2003)
Recitals
     WHEREAS, Lincoln Electric Holdings, Inc. (the “Company”) has adopted the 1998 Stock (As Amended, Restated and Renamed Effective of May 1, 2003) (the “Plan”); and
     WHEREAS, the Compensation and Executive Development Committee has approved this Amendment No. 1 to the Plan (“Amendment No. 1”).
Amendment
     NOW, THEREFORE, the Plan is hereby amended by this Amendment No. 1, effective as of October 20, 2006, as follows:
     1. Section 10 of the Plan is amended to read as follows:
     Adjustments. The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Options, Tandem Appreciation Rights and Deferred Shares granted hereunder, in the price per Common Share applicable to outstanding Options and Tandem Appreciation Rights, and in the kind of shares covered thereby, as is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. However, such adjustments shall be made automatically, without the necessity of Committee action, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in shares of the Company. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Committee shall also make or provide for such adjustments in the numbers and kind of shares specified in Section 4 of this Plan as is appropriate to reflect any transaction or event described in this Section 10. Any such adjustment to the number specified in Section 4(b)(i) will be made in such manner as not to cause any option intended to qualify as an Incentive Stock Option to fail so to qualify.
     2. Except as amended by Amendment No. 1, the Plan shall remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 effective as of the date first written above.

LINCOLN ELECTRIC HOLDINGS, INC.
By:	/s/ Frederick G. Stueber
	Name:	Frederick G. Stueber
	Title:	Senior Vice President, General Counsel & Secretary